Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES THIRD QUARTER 2018

RESULTS AND PROVIDES FOURTH QUARTER GUIDANCE

THE WOODLANDS, Texas, November 7, 2018 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) today announced third quarter 2018 consolidated financial results and provided fourth quarter guidance.

Consolidated revenues for the quarter ended September 30, 2018 were $115.3 million compared to $99.9 million for the second quarter of 2018 and $71.6 million for the third quarter of 2017.  Compared to the second quarter of 2018, total revenues increased 15.3%, driven primarily by new equipment sales and stronger aftermarket services activity.  Net loss for the quarter ended September 30, 2018 was $7.9 million compared to a net loss of $9.6 million in the second quarter of 2018 and a net loss of $7.8 million in the third quarter of 2017.

Selected key operational and financial metrics for the third quarter and guidance on certain fourth quarter performance metrics are as follows:

•	Third quarter Adjusted EBITDA(1) increased to $26.5 million from $23.3 million in the second quarter of 2018.
•

Fourth quarter net loss is expected to improve to between $4.5 million and $3.5 million while Adjusted EBITDA(1) is expected to increase to between $29 million and $31 million reflecting the recent equipment additions, cumulative impact of price increases, continued improvements in utilization and new equipment shipments from new orders received early in 2018.

•	Compression services gross margins in the third quarter improved 100 basis points (bps) to 47.2% from 46.2% in the second quarter of 2018.
•	Distributable cash flow improved(1) 72% from the second quarter of 2018 to $8.96 million, resulting in a coverage ratio of 1.07X.
•

Overall service fleet utilization increased 130 bps compared to the end of the second quarter of 2018, to 86.3%. Utilization for large horsepower equipment, greater than 1,000 horsepower per unit, increased 250 bps from the end of the second quarter to 96.6%.

•	Backlog for new equipment sales was $140 million as of September 30, 2018, up from $102 million at the end of June 2018.
•	New orders received in the third quarter were $71 million. Year-to-date orders received are $169 million.

   (1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B,C and D

As of September 30, 2018, aggregate compression services fleet horsepower totaled 1,116,600 and the overall fleet utilization rate was 86.3%. Utilization of our highest horsepower category, equipment of greater than 1,000 horsepower per unit, was 96.6% at the end of the quarter. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rates.

Unaudited results of operations for the quarter ended September 30, 2018 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	Q3-18 vs. Q2-18	Q3-18 vs. Q3-17
	(In Thousands, Except Ratios, and Percentages)
Net loss	$ (7,947)	$ (9,592)	$ (7,821)	17%	(2)%
Adjusted EBITDA(1)	$ 26,539	$ 23,262	$ 23,341	14%	14%
Distributable cash flow(1)	$ 8,959	$ 5,216	$ 10,905	72%	(18)%
Quarterly cash distribution per unit	$ 0.1875	$ 0.1875	$ 0.1875	—	—
Distribution coverage ratio(1)	1.07x	0.65x	1.58x	—	—
Fleet growth capital expenditures	$ 26,219	$ 25,753	$ —	2%	—
Net cash provided/(used) by operating activities	$ 10,789	$ (3,908)	$ 13,218	--	(18)%

(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B,C and D.

Owen Serjeant, President of CSI Compressco, commented, “We are pleased with the sequential improvement in our results, which is consistent with our internal expectations.  The compression market continues to be robust and all signs from increased inquiries and demand across all of our business are indicating rapid growth and improved economics as we look to close out 2018 and head into 2019.

“We have seen no slowdown in any of our businesses in the Compression Market in the third quarter nor are we forecasting any slowdown moving into 2019.  Since we are part of the solution for Permian takeaway constraints, we continue to see strong demand for our compression services and new unit sales to address the issue impacting demand for well site completion services.

“For full year 2018, we expect to deploy into our existing customer base approximately 100,000 horsepower of our service fleet.  New unit orders were $71 million in the third quarter while year-to-date orders through September were $169 million.  Most of these are scheduled to be delivered into the Permian basin to midstream companies that are investing to address takeaway constraints.  Permian Basin takeaway constraints continue to offer opportunities to us as the largest vertically integrated compression supplier.  We are in an enviable position to be able to offer both compression services and new unit solutions to customers.  In addition we are able to offer parts and services through our aftermarket network to support customers through the life of the equipment.

“Compression Services revenue was $58.9 million in the third quarter.  Compression services gross margins of 47.2% improved 100 bps from the second quarter due to better pricing, additional large horsepower deployed at higher rates, and the benefits of the recently deployed ERP system.  Most of the new units are being deployed to our current customer installed base, being incremental horsepower in existing clusters of equipment that we can service without additional resources needing to be added to our organization.

“Pricing opportunities are still available to us as compression supply constraints remain in effect.  This is an area that we continue to monitor and negotiate as contracts roll over and when new equipment is deployed under new contracts.

“Our new unit sales activities, which complement our compression services business, had a strong quarter with increased sales and a great order book. We had an extremely strong booking quarter, ending the third quarter with a backlog of $140 million, up $38 million from the end of second quarter of 2018 after recording $36.5 million of equipment sales revenue in the third quarter.  Our ability to fabricate this equipment in our facility in Midland, Texas continues to be a competitive advantage from a cost, quality and timing perspective.  Activity in this business continues to remain strong with outstanding quotations growing with our key customers.

“Aftermarket Services business activity continues to improve and deliver strong growth year over year. Our aftermarket services revenue increased 109% over the third quarter of 2017 and 32% sequentially.  Our customers are catching up on previously deferred maintenance and engaging us to maintain and support their equipment as they reactivate older equipment and add new equipment to their existing fleet.  We believe this business will continue to grow as more idle equipment is brought back into operation and maintenance services return to pre-downturn levels.”

Forward-Looking Guidance

We expect fourth quarter Adjusted EBITDA to be between $29 million and $31 million, up from $26.5 million recorded in the third quarter.  Additionally we expect fourth quarter revenue of between $125 million to $135 million, inclusive of between $45 million and $50 million of new equipment sales.  We further expect that our distribution coverage ratio will be between 1.5X and 1.6X in the fourth quarter with distributable cash flow increasing from $9.0 million to between $12.9 million and $14.0 million.  Reconciliations of expected Adjusted EBITDA and distribution coverage ratio to the nearest GAAP financial measures are included on Schedule D.

We expect 2018 total capital expenditures to be between $110 million and $120 million, inclusive of $18 million to $20 million for maintenance capital expenditures. We expect to fund these capital expenditures from the bond offering completed in the first half of the year and from cash flow from operations.

Conference Call

CSI Compressco will host a conference call to discuss third quarter 2018 results today, November 7, 2018, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.  A replay of the conference call will be available at 1-877-344-7529, conference number 10115970, for one week following the conference call and the archived webcast call will be available through the Company’s website for 30 days following the conference call.

Third Quarter 2018 Cash Distribution on Common Units

On October 22, 2018, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2018 of $0.1875 per outstanding common unit, which will be paid on November 14, 2018, to common unitholders of record as of the close of business on November 1, 2018. The distribution coverage ratio (which is a non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure on Schedule B below) for the third quarter of 2018 was 1.07X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$ 58,869	$ 56,709	$ 51,662
Aftermarket services	19,869	15,094	9,517
Equipment sales	36,518	28,119	10,419
Total revenues	115,256	99,922	71,598
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	31,074	30,509	28,347
Cost of aftermarket services	16,165	12,841	7,733
Cost of equipment sales	33,458	24,158	9,424
Total cost of revenues	80,697	67,508	45,504
Depreciation and amortization	17,681	17,448	17,361
Insurance recoveries	—	—	(2,352)
Selling, general, and administrative expense	10,592	10,849	8,682
Interest expense, net	13,847	13,823	11,071
Series A Preferred fair value adjustment	570	(586)	(1,300)
Other (income) expense, net	(78)	(378)	(319)
Income (loss) before income tax provision	(8,053)	(8,742)	(7,049)
Provision (benefit) for income taxes	(106)	850	772
Net income (loss)	$ (7,947)	$ (9,592)	$ (7,821)

Net income per diluted common unit	$ (0.18)	$ (0.23)	$ (0.22)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, write-off of unamortized financing costs, and software implementation expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended September 30, 2018, June 30, 2018 and September 30, 2017:

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(In Thousands, Except Ratios)
Net income/(loss)	$ (7,947)	$ (9,592)	$ (7,821)
Interest expense, net	13,847	13,823	11,071
Provision (benefit) for income taxes	(106)	850	772
Depreciation and amortization	17,681	17,448	17,361
Non-cash cost of compressors sold	1,951	811	2,406
Equity compensation	367	496	261
Series A Preferred fair value adjustments	570	(586)	(1,300)
Un-amortized financing costs charged to expense	—	—	—
Severance, software implementation & other costs	176	12	591
Adjusted EBITDA	$ 26,539	$ 23,262	$ 23,341

Less:
Current income tax expense	$ 343	$ 774	$ 545
Maintenance capital expenditures	5,194	5,591	3,841
Interest expense	13,847	13,823	11,071
Severance & other costs	176	12	8
Plus:
Non-cash interest expense	1,980	2,154	3,029
Distributable cash flow	$ 8,959	$ 5,216	$ 10,905

Cash distribution attributable to period	$ 8,383	$ 8,015	$ 6,916

Distribution coverage ratio	1.07x	0.65x	1.58x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended September 30, 2018, June 30, 2018 and September 30, 2017:

Results of Operations (unaudited)	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
(In Thousands)
Cash provided/(used) by operating activities	$ 10,789	$ (3,908)	$ 13,218
Capital expenditures, net of sales proceeds	(30,902)	(30,223)	(2,236)
Free cash flow	$ (20,113)	$ (34,131)	$ 10,982

Schedule D - Reconciliation of Projected Net Income/(Loss) to Adjusted EBITDA and Distribution Coverage Ratio (unaudited)

The following table reconciles a range of projected fourth quarter 2018 net loss to projected fourth quarter 2018 Adjusted EBITDA and projected fourth quarter 2018 Distribution Coverage Ratio.

	Q4 2018 Guidance
	Low Range	High Range
	(In Thousands, Except Ratios)
Net income (loss)	$ (4,520)	$ (3,470)
Interest expense, net	13,000	13,500
Depreciation and amortization	17,500	18,200
Non-cash cost of compressors sold	2,270	1,920
Equity Compensation	150	350
Series A Preferred fair value adjustments	600	500
Adjusted EBITDA	$ 29,000	$ 31,000

Less:
Current income tax expense	383	383
Maintenance capital expenditures	4,000	4,800
Interest Expense	13,000	13,500
Plus:
Non-cash interest expense	1,250	1,650
Distributable cash flow	$ 12,867	$ 13,967

Cash distribution attributable to period	$ 8,833	$ 8,720

Distribution coverage ratio	1.5x	1.6x

Schedule D assumes common units distributions in Q4 2018 will continue at the current amount of $0.75 per common unit on an annualized basis.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano

Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com